Exhibit 99.1

EQT Midstream Partners Reports Q2 2014 Results

PITTSBURGH--(BUSINESS WIRE)--July 24, 2014--EQT Midstream Partners, LP (NYSE: EQM), an EQT Corporation (EQT) company, today announced second quarter 2014 financial and operating results. Net income for the quarter totaled $52.1 million and adjusted EBITDA was $57.2 million. Distributable cash flow was $52.6 million for the quarter. Adjusted operating income was $58.8 million, or 11% higher than the same quarter last year. The non-GAAP financial measures are reconciled in the Non-GAAP Disclosures section included in this news release.

Additional Highlights:

  Acquired the Jupiter Gathering System from EQT
  Moving forward with construction of the Ohio Valley Connector project
  Third-party transmission and storage revenue 50% higher than same quarter last year
  Increasing adjusted EBITDA guidance for 2014 to between $254 – $264 million
  Increasing distributable cash flow guidance for 2014 to between $221 - $231 million
  Forecasting $0.03 quarterly cash distribution per unit increases each quarter through 2016

In December 2013, EQT Midstream Partners (Partnership) entered into a capital lease with EQT for the lease of its Allegheny Valley Connector facilities (AVC), which includes a 200-mile, FERC-regulated pipeline that EQT acquired as part of the sale of Equitable Gas Company, LLC (EGC). The Partnership operates AVC as part of its transmission and storage system. Revenues and expenses associated with AVC are included in the Partnership’s financial statements; however, the monthly lease payment to EQT offsets the impact on the Partnership’s distributable cash flow. As a result, second quarter 2014 operating results are discussed on an adjusted basis, excluding AVC. Payments due under the lease totaled $4.2 million for the second quarter. The revenues and expenses associated with AVC are found in the reconciliation table in the Non-GAAP Disclosures section of this news release.

Second quarter adjusted operating revenues increased $9.5 million, or 13%, compared to the same quarter last year. The increase was primarily due to increased contracted firm transmission capacity from third-parties and EQT. Adjusted operating expenses increased $3.5 million versus the second quarter of 2013, consistent with the growth of the business.

Jupiter Gathering System Acquisition

On May 7, 2014, the Partnership acquired Jupiter from EQT for $1.18 billion. Jupiter was designed and constructed to gather EQT’s Marcellus production in portions of Greene and Washington counties, Pennsylvania. The gathering system consists of approximately 35-miles of pipeline and two compressor stations. The assets are supported by a gathering agreement with EQT that includes 10-year firm capacity reservation commitments on the available compression capacity. The compression capacity is currently 225 MMcf per day and is anticipated to grow to 775 MMcf per day by the end of 2015.

The Partnership’s second quarter reported results include a full quarter of the Jupiter Gathering System (Jupiter) and prior period financial statements have been recast to reflect the Jupiter acquisition. Second quarter 2014 adjusted EBITDA excludes Jupiter results prior to the acquisition. The Jupiter assets are forecast to generate EBITDA of $60 million in the second half of 2014, $130 million in 2015, and $150 million in 2016. The Partnership also expects ongoing maintenance capital expenditures related to Jupiter to be less than $2 million per year.

The Partnership financed the transaction with approximately $902 million of net proceeds from a follow-on equity offering, $59 million of common and general partner units, and the remainder from borrowings under its revolving credit facility.

Ohio Valley Connector

The Partnership also announced that it will construct and own the Ohio Valley Connector (OVC) pipeline, which will be regulated by the Federal Energy Regulatory Commission (FERC). OVC will connect the Partnership’s transmission and storage system in northern West Virginia to Clarington, Ohio. At Clarington, OVC will interconnect with the Rockies Express Pipeline and the Texas Eastern Pipeline. In addition to providing Marcellus producers access to pipelines serving Midwest and Gulf Coast markets, OVC will provide Utica producers, located along the route, direct access to the Partnerships’ extensive transmission system and is expected to be in-service by mid-year 2016.

Subject to FERC approval, the 36 mile pipeline extension will provide approximately 1.0 Bcf per day of transmission capacity and is estimated to cost $300 million. The Partnership has entered into a 20-year precedent agreement with EQT for a total of 650 MMcf per day of firm transmission capacity on OVC.

Mountain Valley Pipeline

On July 10, 2014, EQT completed a non-binding open season for the proposed Mountain Valley Pipeline project. The open season resulted in significant interest from many potential shippers. EQT is working toward binding precedent agreements with shippers and expects to have an update on the project within the next several months. EQT currently expects the 330-mile project, which is subject to Board and FERC approval, to extend from the Partnership’s transmission and storage system in West Virginia to southern Virginia, to provide approximately two billion cubic feet per day of firm transmission capacity and to be in-service by the end of 2018. The pipeline is expected to be constructed and owned by a joint venture between EQT or the Partnership and NextEra Energy, Inc.

Quarterly Distribution

The Partnership announced a quarterly cash distribution of $0.52 per unit for the second quarter of 2014. The distribution will be paid on August 14, 2014 to all unitholders of record at the close of business on August 5, 2014. The quarterly cash distribution is $0.03 per unit, or 6% higher, than the first quarter of 2014 and $0.12 per unit, or 30% higher, than the second quarter of 2013. The Partnership expects to continue to increase the per unit distribution by $0.03 each quarter through at least 2016.

Guidance

The Partnership increased its full-year 2014 adjusted EBITDA forecast to $254 - $264 million and distributable cash flow forecast to $221 - $231 million, which includes the impact of Jupiter. The Partnership also forecasts third quarter 2014 adjusted EBITDA of $68 - $73 million.

CAPITAL EXPENDITURES

Expansion

The Partnership expects to complete the Jefferson compressor station expansion in the third quarter 2014, which will add 550 BBtu per day of transmission capacity. The Partnership is also constructing two projects for Antero Resources, the West Side expansion and the East Side expansion, which combined will provide 200 BBtu per day of transmission capacity. The first 100 BBtu per day is expected to be in service by year-end 2014 and the remaining 100 BBtu per day is expected to be in service by mid-year 2015. The Partnership also will add 100 BBtu per day of transmission capacity by the end of 2014 for Range Resources. The Partnership expects total transmission system capacity of 3.0 TBtu per day by the end of 2014.

During 2014, the Partnership also expects to complete the addition of 350 MMcf per day of compression capacity and the installation of gathering pipelines associated with Jupiter.

The Partnership began preliminary work on OVC and projects related capital expenditures of approximately $10 million in 2014.

Second quarter expansion capital expenditures totaled $43.7 million, and the Partnership forecasts total expansion capital expenditures of approximately $200 - $220 million in 2014.

Ongoing Maintenance

Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long term, the Partnership’s operating capacity or operating income. Ongoing maintenance capital expenditures, net of expected reimbursements, totaled $3.3 million in the second quarter 2014. The Partnership forecasts ongoing maintenance capital expenditures of approximately $17 - $18 million for 2014.

NON-GAAP DISCLOSURES

Adjusted EBITDA and Distributable Cash Flow

As used in this news release, adjusted EBITDA means net income plus net interest expense, depreciation and amortization expense, income tax expense (if applicable), non-cash long-term compensation expense and other non-cash adjustments (if applicable), less other income, capital lease payments and Jupiter adjusted EBITDA prior to acquisition. As used in this news release, distributable cash flow means adjusted EBITDA less interest expense, excluding capital lease interest and ongoing maintenance capital expenditures, net of expected reimbursements. Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;
  the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;
  the Partnership’s ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and cash flows to be included in the Partnership’s quarterly report on Form 10-Q for the quarter ended June 30, 2014.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow

Three Months Ended
June 30, 2014
Operating revenues:	(in thousands)
Transmission and storage	$59,125
Gathering	32,443
Total operating revenues	91,568
Operating expenses:
Operating and maintenance	10,947
Selling, general and administrative	10,556
Depreciation and amortization	8,525
Total operating expenses	30,028
Operating income	61,540
Other income, net	559
Interest expense, net	6,629
Income tax expense	3,390
Net income	$52,080
Add:
Interest expense, net	6,629
Depreciation and amortization expense	8,525
Non-cash long-term compensation expense	827
Income tax expense	3,390
Less:
Other income, net	(559)
Capital lease payments	(4,216)
Adjusted EBITDA attributable to Jupiter prior to acquisition(1)	(9,496)
Adjusted EBITDA	$57,180
Less:
Interest expense, excluding capital lease interest	(1,275)
Ongoing maintenance capital expenditures, net of expected reimbursement
expected reimbursements	(3,340)
Distributable cash flow	$52,565
Distributions declared (a):
Limited Partner	$31,558
General Partner	2,542
Total	$34,100
Coverage ratio	1.54x
(a) Reflects cash distribution of $0.52 per limited partner unit for the second quarter.

Three Months Ended
June 30, 2014
(in thousands)
Net cash provided by operating activities	$78,000
Adjustments:
Interest expense, net	6,629
Current tax expense	3,291
Capital lease payments	(4,216)
Adjusted EBITDA attributable to Jupiter prior to acquisition(1)	(9,496)
Other, including changes in working capital	(17,028)
Adjusted EBITDA	$57,180

(1)

Adjusted EBITDA attributable to Jupiter prior to acquisition was excluded from the Partnership’s adjusted EBITDA calculation as these amounts were generated by Jupiter prior to the Partnership’s acquisition; therefore, they were not amounts that could have been distributed to the Partnership’s unitholders. Adjusted EBITDA attributable to Jupiter for the three months ended June 30, 2014 is calculated as net income of $5.5 million plus depreciation and amortization expense of $0.6 million plus income tax expense of $3.4 million.

Adjusted Operating Revenues, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted Income Before Income Taxes

Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes, all of which exclude the impact of AVC, are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate the Partnership’s performance. AVC did not have a net positive or negative impact on the Partnership’s distributable cash flow. Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes should not be considered as alternatives to operating revenues, operating expenses, operating income or income before income taxes, or any other measure of financial performance presented in accordance with GAAP. The table below reconciles adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes with operating revenues, operating expenses, operating income and income before income taxes as derived from the statements of consolidated operations to be included in the Partnership’s quarterly report on Form 10-Q for the quarter ended June 30, 2014.

	Three Months Ended June 30,
	2014			2013
(in thousands)	Reported Results(1)	Adjustment to exclude AVC	Adjusted Results (excludes AVC)	Recast Results(1)
Operating Revenues:
Operating revenues – affiliate(2)	$57,158	$—	$57,158	$66,238
Operating revenues – third party(2)	34,410	(6,423)	27,987	9,433
Total operating revenues	$91,568	$(6,423)	$85,145	$75,671

Operating Expenses
Operating and maintenance	$10,947	$(1,158)	$9,789	$8,367
Selling, general and administrative	10,556	(1,049)	9,507	8,030
Depreciation and amortization	8,525	(1,471)	7,054	6,434
Total operating expenses	30,028	(3,678)	26,350	22,831
Operating income	$61,540	$(2,745)	$58,795	$52,840
Other income, net	559	—	559	229
Interest expense, net	6,629	(5,354)	1,275	213
Income before income taxes	$55,470	$2,609	$58,079	$52,856
(1)

Q2 2014 and Q2 2013 have been recast to include the historical results of Sunrise Pipeline, LLC, which was merged into the Partnership on July 22, 2013 and the Jupiter Gathering System, which was acquired on May 7, 2014.

(2)

On December 17, 2013, EQT completed the sale of EGC. Prior to the sale, revenues from EGC were affiliate revenues. Subsequent to the sale, EGC revenues are third party revenues. In the second quarter 2013, revenues from EGC totaled $9.1 million.

Affiliate and third party transmission and storage revenue adjusted for AVC and normalized for EGC

In December 2013, EQT completed the sale of EGC. In conjunction with the closing, the Partnership extended its existing 448 BBtu per day transmission and storage contract with EGC for 20 years. Revenues from EGC were affiliate revenues prior to the sale and are third party revenues subsequent to the sale. After normalizing for EGC, the second quarter affiliate adjusted transmission and storage revenue was 9% higher than the same quarter last year and third party adjusted transmission and storage revenue was 50% higher. In the second quarter 2014, third parties accounted for 49% of total adjusted transmission and storage operating revenue.

	Three Months Ended, June 30,
	2014	2013
Transmission and Storage Operating Revenues (in thousands)	Adjusted Results (excludes AVC)	Recast Results(1)	EGC	Normalized for EGC	2014 vs 2013
Affiliate	$26,955	$33,904	$(9,143)	$24,761	9%
Third party	25,747	8,056	9,143	17,199	50%
Total transmission and storage operating revenues	$52,702	$41,960	$—	$41,960	26%

(1)	Q2 2013 has been recast to include the historical results of Sunrise Pipeline, LLC, which was merged into the Partnership on July 22, 2013.

Q2 2014 Webcast Information

EQT Midstream Partners will host a live webcast with security analysts today at 11:30 a.m. ET. Topics include second quarter 2014 financial results, operating results, and other matters. The webcast is available at www.eqtmidstreampartners.com and a replay will be available for seven days following the call.

EQT Corporation (EQT), which is the Partnership's general partner and owner of a 36.4% equity interest in the Partnership, will also host a webcast with security analysts today at 10:30 a.m. ET. The Partnership's unitholders are encouraged to listen-in, as the discussion may include topics relevant to the Partnership, such as EQT's financial and operational results, potential asset dropdown transactions, and specific reference to the Partnership's 2014 results. The webcast can be accessed via www.eqt.com and will be available as a replay for seven days following the call.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns 700 miles and operates an additional 200 miles of FERC-regulated interstate pipelines; and also owns more than 1,600 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com

Cautionary Statements

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is not a financial measure calculated in accordance with GAAP. EBITDA is a non-GAAP supplemental financial measure that the Partnership’s management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess: (i) the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of EBITDA, financing methods; (ii) the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders; (iii) the Partnership’s ability to incur and service debt and fund capital expenditures; and (iv) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership is unable to provide a reconciliation of its projected EBITDA and projected distributable cash flow to projected net income or projected net cash provided by operating activities, the most comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP), because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries, including guidance regarding the Partnership’s transmission and storage and gathering revenue growth and volume growth; revenue projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to such programs); the timing, cost and capacity of the Ohio Valley Connector (OVC) and Mountain Valley Pipeline (MVP) projects; the expected terms and structure of the proposed joint venture related to the MVP project, including the EQT affiliate to own and/or operate MVP; natural gas production growth in the Partnership’s operating areas for EQT and third parties; asset acquisitions, including the Partnership’s ability to complete any asset purchases from EQT or third parties and anticipated synergies associated with any acquisition; internal rate of return (IRR); compound annual growth rate (CAGR), capital commitments, projected capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution rate and growth; projected EBITDA, and projected distributable cash flow, including the effect of the AVC lease on distributable cash flows; future AVC lease payments; the effects of government regulation, litigation, and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership has based these forward-looking statements on current expectations and assumptions about future events. While the Partnership considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control. With respect to the proposed pipeline projects, these risks and uncertainties include, among others, the ability to obtain regulatory permits and approvals, the ability to secure customer contracts, the availability of skilled labor, equipment and materials, and, with respect to MVP, the risk that the parties may not consummate the joint venture. Additional risks and uncertainties that may affect the operations, performance and results of the Partnership’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Partnership’s Form 10-K for the year ended December 31, 2013 and as updated by any subsequent Form 10-Q’s. Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this press release regarding EQT Corporation and its subsidiaries, other than the Partnership, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT Midstream Partners, LP
Statements of Consolidated Operations (unaudited)

	Three Months Ended
	June 30,
(Thousands, except per unit amounts)	2014(1)	2013(1)
Operating Revenues:
Operating revenues – affiliate(2)	$57,158	$66,238
Operating revenues – third party(2)	34,410	9,433
Total operating revenues	91,568	75,671

Operating expenses:
Operating and maintenance	10,947	8,367
Selling, general and administrative	10,556	8,030
Depreciation and amortization	8,525	6,434
Total operating expenses	30,028	22,831
Operating income	61,540	52,840
Other income, net	559	229
Interest expense, net	6,629	213
Income before income taxes	55,470	52,856
Income tax expense	3,390	12,197
Net income	$52,080	$40,659

Calculation of limited partner interest in net income:
Net income	$52,080	$40,659
Less:
Pre-acquisition net income allocated to parent	(5,502)	(19,628)
General partner interest in net income	(2,792)	(465)
Limited partner interest in net income	$43,786	$20,566

Net income per limited partner unit - basic	$0.81	$0.59
Net income per limited partner unit - diluted	$0.81	$0.59

Weighted average limited partner units outstanding – basic	54,259	34,679
Weighted average limited partner units outstanding – diluted	54,386	34,785
(1)

Q2 2014 and Q2 2013 have been recast to include historical results of Sunrise Pipeline, LLC, which was merged into the Partnership on July 22, 2013 and the Jupiter Gathering System, which was acquired on May 7, 2014.

(2)

On December 17, 2013, EQT completed the sale of EGC. Prior to the sale, revenues from EGC were affiliate revenues. Subsequent to the sale, EGC revenues are third party revenues. In the second quarter 2013, revenues from EGC totaled $9.1 million.

EQT Midstream Partners, LP
Operating Results

	Three Months Ended
	June 30,
	2014(1)	2013(1)
OPERATING DATA (in BBtu per day):
Transmission throughput (excluding AVC)	1,554	1,152
AVC transmission throughput	122	—
Gathered volumes	708	656

CAPITAL EXPENDITURES (in thousands):
Expansion capital expenditures	$43,694	$12,431
Maintenance capital expenditures:
Ongoing maintenance(2)	3,723	2,987
Funded regulatory compliance	2,521	3,790
Total maintenance capital expenditures	6,244	6,777
Total capital expenditures	$49,938	$19,208
(1)

Q2 2014 and Q2 2013 have been recast to include historical results of Sunrise Pipeline, LLC, which was merged into the Partnership on July 22, 2013 and the Jupiter Gathering System, which was acquired on May 7, 2014.

(2)

Approximately $0.3 million of the second quarter 2014 ongoing maintenance capital expenditures are expected to be reimbursed by EQT for the bare steel replacement program. Reimbursements are reflected as capital contributions when received from EQT.

CONTACT:
EQT Midstream Partners, LP
Analyst inquiries please contact:
Nate Tetlow, Investor Relations Manager, 412-553-5834
ntetlow@eqtmidstreampartners.com
or
Patrick Kane, Chief Investor Relations Officer, 412-553-7833
pkane@eqtmidstreampartners.com
or
Media inquiries please contact:
Natalie Cox, Corporate Director, Communications, 412-395-3941
ncox@eqtmidstreampartners.com